Exhibit 10.20

HURON CONSULTING GROUP INC.

EXECUTIVE OFFICERS’ COMPENSATION FOR 2006 AND 2007

SUMMARY SHEET

Name	Position	Year	Base Salary		Bonus[1]
Gary E. Holdren	Chairman of the Board, Chief Executive Officer and President	2006 2007	$ $	800,000 1,100,000	$ $	775,000 1,100,000
Daniel P. Broadhurst	Vice President of Operations and Business Strategy, and Assistant Secretary	2006 2007	$ $	491,250 600,000	$ $	380,000 600,000
Gary L. Burge	Vice President, Chief Financial Officer, and Treasurer	2006 2007	$ $	325,000 400,000	$ $	215,000 400,000
Natalia Delgado	Vice President, General Counsel and Corporate Secretary	2006 2007	$ $	300,000 325,000	$ $	170,000 325,000
Mary M. Sawall	Vice President, Human Resources	2006 2007	$ $	275,000 325,000	$ $	225,000 325,000

[1]

Bonuses are performance-based and there is no stated maximum. 2006 bonuses will be paid during the first quarter of 2007. 2007 bonuses are based on targets and actual amounts paid may be greater or smaller.